Exhibit 10.29

Apnimed, Inc.

20 Holyoke St.

Cambridge, MA 02138

December 2, 2023

Graham Goodrich

[***]

Dear Graham,

1.

Position; Duties. This offer letter (this “Agreement”) sets forth the terms of your employment as Chief Commercial Officer at Apnimed (the “Company”). You will have the responsibilities and duties set forth on Appendix A and such others as may be assigned by the Company from time to time that are consistent with your position. You will report to and work closely with me, Larry Miller, MD, Chief Executive Officer, to further the goals and objectives of the Company. You are expected to start your full-time employment at the Company at a time to be mutually agreed upon but not later than January 29, 2023 (the “Effective Date”). Your primary work location shall be your home, subject to periodic business travel. During your employment, you agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company, to the extent they are consistent with this Agreement.

2.

Compensation; Benefits. In consideration for your services, the Company shall pay you an annual base salary of $445,000 payable in semi-monthly installments in accordance with the Company’s regular payroll schedule. You will be eligible to receive an annual cash bonus with a target value of 35% of your then current base salary payable beginning in 2025. The ultimate amount of your annual cash bonus for a fiscal year shall be based upon the Company’s performance and your performance as an employee, in relation to the attainment of performance goals that are established by the Board of Directors of the Company (the “Board”), in its sole discretion, in the first quarter of the applicable fiscal year.

During the term of your service, beginning on the Effective Date, you shall be eligible to participate in all plans adopted for the general benefit of the Company’s employees, subject to the eligibility provisions of such plans in effect from time to time. You will have 25 days of paid vacation time annually, which will be accrued monthly, along with sick days, scheduled holidays and other paid time off provided to Company employees. The Company shall reimburse you for all reasonable travel and direct expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement and in accordance with Company policies, upon presentation by you of documentation, expense statements, vouchers and/or such other supporting information.

To the fullest extent permitted by law, the Company will indemnify you with respect to any actions, proceedings, investigations, or inquiries commenced against or relating to you in your capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Company. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification to which you are entitled at law, or under the governing organizational documents and/or policies of the Company. The Company agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for you on terms similar to those provided to other senior executives.

In consideration of you entering into this Agreement, pursuant to the Apnimed, Inc. 2017 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), and subject to the Board’s approval, the Company shall, as soon as administratively feasible following the Effective Date (but no

Apnimed, Inc.

20 Holyoke St.

Cambridge, MA 02138

later than February 28, 2024), award you a stock option (the “Option”), exercisable for 210,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pending approval by the Board, at an exercise price per share equal to the fair market value of a share of Common Stock on the date of such award, as determined pursuant to a third-party valuation of the Company’s Common Stock to be obtained following the Effective Date (consistent with past practices). The Option will vest over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment, and the remaining shares vesting in equal quarterly installments over the following thirty-six (36) months. All shares subject to the Option shall accelerate and immediately vest upon: (i) a Reorganization Event (as defined in the Plan) and (ii) within six (6) months following such Reorganization Event, a termination of your employment without Cause (as defined below) by the Company or your resignation for Good Reason (as defined below); or (iii) as otherwise described in the Option Agreement (e.g., upon a Company Sale). The vested portion of the Option shall remain outstanding and exercisable after your termination of employment for any reason (other than a termination for Cause by the Company), until the earlier of (x) the date the Option would have expired had your employment continued, (y) the occurrence of a Reorganization Event that provides for full liquidity for all shares of Common Stock subject to the Option and a full “net exercise” of the Option with respect to both payment of the exercise price and required withholding taxes, or (z) your material violation of your post-employment obligations contained in the Confidentiality Agreement (as defined below) or any agreements entered into between you and the Company in connection with the termination of your employment, which, if curable, has not been cured by you within fifteen (15) days after you shall have received written notice from the Company stating with reasonable specificity the nature of such breach. The terms of such Option award, including the exercise price and vesting schedule, shall be included in an award agreement (the “Option Agreement”) that is consistent with this paragraph and substantially in the form attached hereto. For the avoidance of doubt, your Option award will not be effective unless and until you deliver an executed Option Agreement to the Company and have otherwise complied with the applicable terms and conditions of such award. In the event of any conflict between this Agreement and the Option Agreement, the Option Agreement will control. The Company represents and warrants that the form of the Option Agreement, has been fully approved by the Board and is authorized under the Plan, and that the grant of the Option will not violate the terms of any other law, rule or agreement to which the Company is bound.

3.

At-Will Employment. This Agreement is not a contract of employment between you and the Company, and nothing contained herein should be construed as such. You and the Company agree and acknowledge that this Agreement does not impose any obligation on the Company or any of its affiliates to offer or retain your employment at any time. Your employment with the Company can be terminated by the Company, with or without cause, and without prior notice. This also means that you may terminate your employment with the Company at any time with or without notice.

4.

Severance. In the event of a termination without Cause by the Company or in the event of your resignation for Good Reason, subject to you signing a release of claims agreement acceptable to, and provided by, the Company and returning all Confidential Information and Company property to the Company, the Company shall make a severance payment to you equal to six (6) months of your annual base salary then in effect. Such severance payment shall be payable in accordance with the Company’s regular payroll practices over the six (6) month period following the effective date of your termination with the Company. “Cause” shall have the meaning ascribed to such term in the Option Agreement. “Good Reason” shall mean any of the following circumstances: (i) a material reduction (defined as a reduction of more than 5%) in your base annual salary or annual target bonus opportunity; (ii) a material diminution in your duties, responsibility or authority; (iii) a material change in the geographic location at which you must perform your services for the Company (which, for purposes of this Agreement, means a relocation to a location more than 35 miles from your current location); or (iv) any material

Apnimed, Inc.

20 Holyoke St.

Cambridge, MA 02138

breach of the terms of any agreement between you and the Company. In the event that your employment with the Company is terminated by the Company for Cause or in the event that you terminate your employment without Good Reason, the Company shall have no severance or other obligations under this Agreement, provided, however, that upon any termination of your employment, the Company will pay to you any accrued but unpaid base salary through the day on which your employment was terminated, and provide you with any other benefits due to you under the then existing terms of any plan, policy or agreement or under applicable law (e.g., vested Options, D&O insurance, COBRA continuation rights).

5.

Termination. This Agreement may be terminated by either you or the Company upon written notice delivered no later than five (5) days after the date you deliver your acceptance of this Agreement, as described below.

6.

Confidentiality. We consider our proprietary information, trade secrets and other confidential information to be critical to the Company’s success. Therefore, we require that, as a condition of employment, all new employees sign our standard Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement (“Confidentiality Agreement”), a copy of which is enclosed with this Agreement.

In addition to, and without limiting the terms of the Confidentiality Agreement in any way, you hereby represent that your performance of all terms of this Agreement and as an employee of the Company does not and will not breach any agreement to which you are bound (i) to keep in confidence proprietary information, knowledge, data or other information acquired by you in confidence or in trust prior to your employment with the Company and (ii) to refrain from competing with the business of a previous employer or any other party in connection with the provision of your services as an employee of the Company.

7.

Miscellaneous. Any dispute arising under or relating to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflicts of laws rules. You agree that the state and federal courts located in the Commonwealth of Massachusetts shall have exclusive jurisdiction and venue with respect to any matter arising under or relating to this Agreement. This Agreement, together with the Option Agreement and Confidentiality Agreement, represents the entire agreement between you and the Company with respect to the subject matter herein. The failure or delay on the part of either Party to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement. This Agreement supersedes any prior arrangement, representations, or promises of any kind, whether oral, written, express, or implied between you and the Company. This Agreement cannot be altered unless in writing and signed by you and an authorized officer of the Company. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which shall constitute one and the same document.

In order to accept this offer, please sign this agreement via DocuSign and retain a copy for your records.

Sincerely,

/s/ Larry Miller

Larry Miller, M D

Chief Executive Officer

I agree to the terms of employment set forth in this Agreement as of the Effective Date:

/s/ Graham Michael Goodrich
Print name: Graham Michael Goodrich

[Signature Page to Offer Letter - Apnimed, Inc.]

Appendix A

Duties and Responsibilities

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